Exhibit 99.1

Landec Corporation Reports Fiscal Year 2010 and Fourth Quarter Results

Net Income Meets Company Guidance before $3.7 Million of Non-Recurring Acquisition Related Expenses and a Non-Cash Impairment Charge

MENLO PARK, Calif.--(BUSINESS WIRE)--August 3, 2010--Landec Corporation (Nasdaq:LNDC), today reported results for fiscal year 2010 and the fourth quarter of fiscal year 2010. Revenues for fiscal year 2010 increased to $238 million compared to revenues of $236 million for the same period a year ago. Net income for fiscal year 2010 decreased to $4.0 million or $0.15 per diluted share compared to net income of $7.7 million or $0.29 per diluted share for the same period last year. Reducing net income for fiscal year 2010 were $3.7 million in non-recurring charges, which are not tax deductible, $2.7 million of which is associated with the acquisition of Lifecore Biomedical, Inc. (“Lifecore”) and $1.0 million of which is the recognition of a non-cash partial impairment charge on our minority equity investment in Aesthetic Sciences Corporation (“ASC”). Excluding the $3.7 million in non-recurring charges, net income and earnings per share in fiscal year 2010 would have been the same as last fiscal year, consistent with the Company’s guidance.

For the fourth quarter of fiscal year 2010, revenues were $58.2 million versus revenues of $52.2 million in the year ago quarter. The Company reported a net loss for the fourth quarter of fiscal year 2010 of $1.5 million or $0.06 per share compared to net income of $1.9 million or $0.07 per diluted share in the fourth quarter of the prior year. The entire $3.7 million in non-recurring charges were recorded during our fourth quarter. Excluding the non-recurring charges, the earnings per share for the fourth quarter would have been $0.08 per share. The Company ended the year with $48 million in cash and marketable securities and generated $7.5 million in net cash flow from operations during fiscal year 2010.

“For fiscal year 2010, we generated net income and positive cash flow from operations, during a rough economic environment and in spite of $3.7 million in non-recurring charges,” stated Gary Steele, Chairman and CEO of Landec. “Throughout fiscal year 2010, we have felt the impact of the slumping U.S. economy and the decline in consumer spending. However, during the fourth quarter, relative to the prior three quarters of fiscal year 2010, we improved our overall gross profit and gross margin. In addition, our fresh-cut vegetable business continued to gain market share and outperform the overall industry category. According to syndicated market data, the overall industry unit volume sales in the fresh-cut vegetable category increased 9% for the twelve months ended May 30, 2010 compared to the same period last year. Landec’s unit volume sales in the fresh-cut vegetable category for the same twelve month period increased 18% compared to the same period last year. This increase in unit volume sales was partially offset by a shift in the product mix from higher priced trays to lower priced bags. Our year end financial position remains strong with $48 million in cash and marketable securities even after using $20 million in cash for the Lifecore acquisition.”

For fiscal year 2010, the increase in overall revenues of $2.3 million compared to the same period last year was due to a $6.8 million or 4% increase in revenues from Apio’s value-added vegetable business and from $1.5 million of revenues generated by Lifecore in the month of May. These increases were partially offset by a $5.5 million or 9% decrease in revenues from Apio’s commodity trading business.

For fiscal year 2010, Landec’s net income decreased to $4.0 million from $7.7 million in the same period last year due to several factors. In addition to the $3.7 million of non-recurring charges associated with the acquisition of Lifecore and the impairment charge on our investment in ASC, there were several items that decreased net income, including: (1) a $0.8 million decrease in gross profit in Apio’s value-added vegetable business primarily due to increased costs associated with weather related produce sourcing issues during the fourth quarter, as well as a shift in product mix, and (2) a $0.7 million increase in research and development expenses primarily due to the hiring of additional scientific staff. These decreases in net income were partially offset by a decrease in income tax expense of $1.3 million due to a decrease in taxable income.

The $6.0 million increase in revenues for the fourth quarter of fiscal year 2010 was primarily due to: (1) a $3.5 million increase in revenues from Apio’s commodity trading business due to an increase in trading sales volume, (2) $1.5 million of revenues generated by Lifecore in the month of May, and (3) a $0.5 million increase in revenues from Apio’s value-added vegetable business due to increased sales volume.

For the fourth quarter of fiscal year 2010, Landec realized a net loss of $1.5 million compared to net income of $1.9 million during the fourth quarter of fiscal year 2009. This decrease of $3.4 million is due to several factors. In addition to the $3.7 million of non-recurring charges associated with the acquisition of Lifecore and the impairment charge on our investment in ASC, there was a $1.0 million decrease in gross profit in Apio’s value-added vegetable business primarily due to increased costs associated with weather-related produce sourcing issues during the fourth quarter, as well as a shift in product mix. These decreases in net income were partially offset by a decrease in income tax expense of $0.5 million due to a decrease in taxable income.

Landec Fourth Quarter 2010 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, August 4, 2010 during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2010. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally, investors can listen to the call by dialing (866) 837-9789 or (703) 639-1425 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, August 11, 2010 by calling (888) 266-2081 or (703) 925-2533, code #1468225.

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical device applications. With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties. Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in US fresh-cut specialty vegetables. Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield. Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. With its recent acquisition of Lifecore Biomedical, Landec is now the premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, new product introductions, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2009 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	May 30, 2010	May 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$48,238	$65,957
Accounts receivable, net	20,105	15,903
Inventories, net	16,107	5,829
Notes and advances receivable	241	186
Deferred taxes	1,262	2,161
Prepaid expenses and other current assets	2,989	1,298
Total Current Assets	88,942	91,334

Property and equipment, net	50,161	22,743
Intangible assets, net	57,256	35,589
Other assets	3,838	3,832
Total Assets	$200,197	$153,498

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,703	$12,729
Income taxes payable	―	107
Accrued compensation	1,162	1,112
Other accrued liabilities	4,158	1,805
Deferred revenue	3,391	3,430
Current portion of long-term debt	4,521	―
Total Current Liabilities	27,935	19,183

Long-term debt	19,249	―
Deferred revenue	1,000	3,000
Deferred taxes	8,801	4,119
Other non current liabilities	10,737	―

Stockholders' Equity
Common stock	27	26
Additional paid-in capital	117,730	116,158
Accumulated other comprehensive loss	(179)	―
Retained earnings	13,206	9,222
Total stockholders' equity	130,784	125,406
Non controlling interest	1,691	1,790
Total Equity	132,475	127,196
Total Liabilities and Shareholders’ Equity	$200,197	$153,498

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF INCOME (In thousands, except per-share data) (unaudited)

	Three Months Ended		Twelve Months Ended
	May 30,	May 31,	May 30,	May 31,
	2010	2009	2010	2009
Revenues:
Product sales	$55,695	$49,034	$228,390	$224,404
Services revenues	899	1,059	3,699	4,145
License fees	1,350	1,350	5,400	6,000
Research, development, and royalty revenues	271	793	735	1,389
Total revenues	58,215	52,236	238,224	235,938

Cost of revenue:
Cost of product sales	48,205	42,412	201,466	198,369
Cost of services revenues	658	815	2,992	3,289
Total cost of revenue	48,863	43,227	204,458	201,658

Gross profit	9,352	9,009	33,766	34,280

Operating costs and expenses:
Research and development	1,482	1,018	4,361	3,665
Selling, general and administrative	4,560	4,740	17,698	18,017
Total operating costs and expenses	6,042	5,758	22,059	21,682
Operating income	3,310	3,251	11,707	12,598

Interest income	138	274	834	1,306
Interest expense	(79)	(2)	(88)	(8)
Other expense	(3,725)	—	(3,725)	—
Net income before taxes	(356)	3,523	8,728	13,896
Income tax expense	(1,013)	(1,521)	(4,262)	(5,611)
Consolidated net income	(1,369)	2,002	4,466	8,285
Non controlling interest	(99)	(149)	(482)	(555)
Net (loss) income	$(1,468)	$1,853	$3,984	$7,730

Diluted net (loss) income per share	$(0.06)	$0.07	$0.15	$0.29

Shares used in diluted per share computations	26,382	26,579	26,633	26,751

LANDEC CORPORATION
FISCAL YEAR ENDED MAY 30, 2010
QUESTIONS AND ANSWERS

1. What are the Company's expectations for fiscal year 2011?

We are currently projecting that revenues, including Lifecore, are going to grow 15% or more compared to the $238 million in revenues in fiscal year 2010. Net income is expected to increase 25% to 40% in fiscal year 2011 compared to fiscal year 2010, after excluding the $3.7 million in non-recurring charges in fiscal year 2010. The effective tax rate for fiscal year 2011 is projected to be 37%.

The estimated range of earnings per share growth is outlined in the following table.

EPS as reported in fiscal year 2010	$ 0.15
Add back: Acquisition related expenses during fiscal year 2010	0.10
Add back: Impairment charge for ASC investment	0.04
As adjusted EPS for fiscal year 2010	$ 0.29

Changes in EPS, each net of income taxes during fiscal year 2011 are as follows:
Increases in EPS:
Addition of Lifecore, excluding purchase price accounting expenses	$ 0.13-0.14
Increase in Apio’s net income	0.03-0.04
Increase in gross profit from new Corporate licensing and R&D collaborations	0.01-0.02
Decreases in EPS:
Increase in Landec Ag’s operating expenses incurred by Landec	(0.02)
Lifecore’s purchase price accounting expenses (a)	(0.03-0.04)
Increase in operating expenses for Corporate R&D and compensation, including stock based compensation	(0.03-0.04)
Estimated EPS for fiscal year 2011	$ 0.36-0.41

(a) Comprised of the step up of inventory, amortization of intangible assets, amortization of the discount on the earn out and amortization of loan origination fees.

2. What is the projected cash flow from operations and the projected capital expenditures during fiscal year 2011?

Cash flow from operations is projected to nearly double in fiscal year 2011 compared to fiscal year 2010 net cash flow from operations of $7.5 million. Capital expenditures, compared to fiscal year 2010 capital expenditures of $5.2 million, are projected to increase by approximately 20% in fiscal year 2011 due to completing a 40,000 square foot expansion of Apio’s value-added fresh-cut vegetable processing plant to meet projected increases in market share. We will also be making investments in equipment and productivity enhancing initiatives at both Apio and Lifecore.

3. Remind us of the rationale for buying Lifecore?

Lifecore is a strategic purchase for Landec. Lifecore expands Landec’s polymer technology platforms to include the area of hyaluronan (HA) materials which are used in ophthalmic, orthopedics and veterinary markets worldwide. Additionally, the acquisition is accretive with projected incremental EBITDA in fiscal year 2011 of $7-8 million. Lifecore also has attractive margins with an expectation that Lifecore is projected to help Landec increase its gross margins. As Landec develops new medical applications, Lifecore is already established to make and sell pharmaceutical grade products and has an experienced staff in quality and regulatory affairs. Lastly, Landec and Lifecore technical teams will work together to find synergistic applications for our polymer materials.

4. Why did you borrow $20 million to finance the acquisition of Lifecore when you had approximately $70 million of cash at the time of the close?

We wanted to maintain our cash reserves and our flexibility to be able to take advantage of future opportunities, including strategic partnerships and/or acquisitions. In addition, the current lending environment is very favorable for companies like Landec that have a strong balance sheet and are profitable. We were able to secure financing for the Lifecore acquisition at an attractive fixed rate of 4.24% over the five year term.

5. Is the fresh-cut product category returning to a growth mode?

We see some good news but we remain cautious about the fresh-cut category for this year. Overall, consumers are not increasing their purchases at retail grocery chains as unemployment remains high and consumers are hesitant to spend. Price pressures on retailers remain very strong. The overall fresh-cut produce category, however, has experienced a 9% growth in volume in the last four quarters. This growth is coming mostly in the bagged fresh-cut vegetable category whereas the fresh-cut vegetable tray demand is still weak. Margin pressure is very high as retailers struggle to deal with consumers’ tight budgets. For our own planning for fiscal year 2011, we expect year-over-year growth in our industry category to be about 5% in volume and less than 5% in dollars.

6. Why stay in the commodity trading business?

In fiscal year 2010, commodity trading contributed approximately $55 million of total company revenues of $238 million. While the commodity trading revenues were down $5.5 million, or 9%, due to weather-related produce shortages, the gross profit increased 7%. The business continues to deliver predictable profits on trading commissions. In summary, with virtually no capital investments and only eight employees, we consistently deliver profits from our commodity trading business year after year.

7. What progress is being made with your Monsanto and Air Products licensing partnerships?

The Monsanto collaboration is highly focused on developing predictable and scaleable seed coating controlled release systems for insecticides and fungicides. We see good technical progress. The real test will be in greenhouse and field trials in the next twelve months. The problem we are jointly attacking with Monsanto represents a big commercial opportunity but the solution will require considerable effort as we scale to field trials. We are excited about this program. Regarding Air Products, for the first time we now have new products and new customers in commerce outside of L’Oreal and Akzo Nobel. For example, Mentholatum recently introduced a new skin care product for the acne market under its OXY® brand using Landec’s Intelimer technology. Our materials greatly enhance the retention of Mentholatum’s active ingredients on skin. In addition, with Air Products we are actively working on several new product platforms that we expect to launch next spring.

8. Why did you write-off $1.0 million of your investment in ASC?

As a reminder, Landec licensed its polymer technology to ASC for the fields of dermal fillers and urinary incontinence in 2005. In return, Landec received a small upfront license fee and a minority equity interest in ASC valued at $1.8 million. Landec has not invested any funds into ASC and we are only a passive shareholder. ASC recently sold its non-polymer assets. These assets include a U.S. patent and FDA approval for ASC’s Smartfil™ Injector System which delivers highly viscous materials through syringes for dermatologists and plastic surgeons. The buyer paid ASC an upfront fee and will pay royalties on product sales for five years starting after certain milestones are met. After all creditors have been fully paid, Landec, along with the other preferred shareholders, will begin receiving royalty payments. As we discussed in previous quarters, ASC has been in negotiations with multiple potential suitors over the past year pursuing opportunities to either license or sell their Smartfil™ Injector System technology. While management previously felt that these opportunities held sufficient upside to support the value of Landec’s entire $1.8 million investment, it became clear during the fourth quarter, in connection with ASC’s sale of its technology on July 16, 2010, that significant execution risk associated with the royalty arrangement brought into question Landec’s ability to recover its full investment. The non-cash impairment charge represents Landec’s best estimate of the net realizable value of its investment in ASC in light of the expected royalty stream associated with the technology sale. This does not affect Landec’s cash in any way. The remaining $0.8 million investment will be periodically reviewed for additional impairment.

9. What makes Landec management think Chiquita is on track with its avocado roll-out program using Landec’s BreatheWay® Packaging technology for ripe and ready to eat avocados?

Chiquita is ordering substantial volumes of our BreatheWay membranes. Chiquita now has four processing centers that are operational and has year round sourcing in place. In addition, Chiquita has commitments from several large retailers for rolling out the product. We believe consumers will be receptive to having fully ripened and ready to eat avocados.

10. How do you plan to institute the stock buyback program?

We will monitor Landec’s stock price regularly. Management, at its discretion, is authorized to buy back up to $10 million of Landec stock which will be funded from Landec’s cash balances. We will also continue to evaluate other uses for our cash.

11. What is happening in the area of corporate licensing deals?

We are interested in licensing deals in a number of areas which include drug delivery, smart coatings, temperature monitoring and food packaging. We recently announced a partnership with Windset Farms in the area of food packaging. We expect one, possibly two, more licensing agreements this fiscal year. We believe the climate for large licensing deals is at best on hold given the severity of the recession and the cutbacks large companies have made in their R&D budgets. We thus have become more focused on strategic partners who can successfully commercialize our technology in a timely way within well defined and more narrow exclusive fields. We will report more on licensing deals as they occur.

12. What is included in other non-current liabilities reported on your balance sheet?

Other non-current liabilities are comprised of the following (in thousands):

Discounted earn out payment	$ 9,650
Long-term income tax reserves	752
Interest rate swap liability	179
Deferred rent expense	156
Total Other Non-Current Liabilities	$ 10,737

13. What are Landec’s priorities for the next 12 to 24 months?

Our priorities are as follows: (1) grow Lifecore’s business and find technical synergies, (2) grow Apio’s food business and work to maintain margins, (3) add several new licensing partnerships, (4) support Chiquita with its roll-out plans for avocados, (5) support Monsanto with a strong technical effort in the next 12 months, (6) maintain a strong balance sheet, and (7) find new applications for BreatheWay packaging technology. We see good growth opportunities and we are expanding our investment in R&D to take advantage of these opportunities.

14. How do the pre-tax results by line of business for the three and twelve months ended May 30, 2010 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

Revenues:	Three months ended 5/30/10	Three months ended 5/31/09	Twelve months ended 5/30/10	Twelve months ended 5/31/09
Apio Value Added(a)	$41,911	$41,396	$172,416	$165,648
Apio Packaging (b)	909	553	2,630	2,608
Technology Subtotal	42,820	41,949	175,046	168,256
Apio Trading (c)	11,660	8,144	54,926	60,445
Total Apio	54,480	50,093	229,972	228,701
Lifecore	1,457	—	1,457	—
Tech. Licensing (d)	2,278	2,143	6,795	7,237
Total Revenues	58,215	52,236	238,224	235,938

Gross Profit:
Apio Value Added	4,760	5,734	20,261	21,020
Apio Packaging	753	459	2,253	2,366
Technology Subtotal	5,513	6,193	22,514	23,386
Apio Trading	1,010	673	3,906	3,657
Total Apio	6,523	6,866	26,420	27,043
Lifecore	815	—	815	—
Tech. Licensing	2,014	2,143	6,531	7,237
Total Gross Profit	9,352	9,009	33,766	34,280

R&D:
Apio	307	342	1,182	1,321
Lifecore	394	—	395	—
Tech. Licensing	781	676	2,784	2,344
Total R&D	1,482	1,018	4,361	3,665

S,G&A:
Apio	2,969	3,288	12,128	12,709
Lifecore	340	—	339	—
Corporate	1,251	1,452	5,231	5,308
Total S,G&A	4,560	4,740	17,698	18,017

Other (e):
Apio	(36)	(116)	(270)	(178)
Lifecore	(68)	—	(68)	—
Corporate	(4,674)	(1,282)	(7,385)	(4,690)
Total Other	(4,778)	(1,398)	(7,723)	(4,868)

Net (Loss) Income:
Apio	3,211	3,120	12,840	12,835
Lifecore	13	—	13	—
Tech. Licensing	1,233	1,467	3,747	4,893
Corporate	(5,925)	(2,734)	(12,616)	(9,998)
Net (Loss) Income	$(1,468)	$1,853	$3,984	$7,730

a) Apio’s value-added business includes revenues and gross profit from Apio Cooling LP.

b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c) Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto.

e) Included in Other are net interest income and non-operating income/(expense) and income tax expense.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 415-816-8868